Exhibit 10.1

ARCUTIS BIOTHERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Arcutis Biotherapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2020 Equity Incentive Plan (the “Plan”) and shall be effective, as amended and restated herein, as of June 11, 2025 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director	$50,000

Additional Board Service

Non-Executive Chair	$35,000

Additional Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

All annual retainers will be additive and paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Equity Award
Unless otherwise approved by the Board prior to commencement of services of an applicable Non-Employee Director following the Effective Date, each Non-Employee Director who is initially elected or appointed to serve on the Board shall be granted an option to purchase the greatest number of whole shares of Common Stock (the “Initial Option”) having a Grant Date Fair Value equal to or less than $300,000. For purposes hereof, “Grant Date Fair Value” means the fair value of an award as of the date of grant as determined in accordance with ASC Topic 718, “Share-Based Payment”, using the Black-Scholes pricing model and the valuation assumptions used by the Company in accounting for options (or restricted stock units, as applicable) as of such date of grant, except that, in lieu of using the closing trading price as of the date of grant (or the immediately preceding trading day) for the value of Common Stock in such calculation, the value of Common Stock used in determining Grant Date Fair Value shall be equal to the average closing trading price of a share of Common Stock over the 30 trading days immediately preceding, but excluding, the date of grant.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject thereto on each anniversary of the applicable grant date such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Equity Award
Each Non-Employee Director who will continue or begin to serve as a Non-Employee Director immediately following each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), shall be granted on the date of such Annual Meeting an equity award (the “Annual Award” and, together with the Initial Option, the “Director Awards”) having a Grant Date Fair Value of approximately $300,000 that is comprised of (1) an option to purchase the greatest number of whole shares of Common Stock (the “Annual Option”) having a Grant Date Fair Value equal to or less than $195,000 (65% of $300,000), and (2) an award of the greatest number of restricted stock units (the “Annual RSU Award”) having a Grant Date Fair Value equal to or less than $105,000 (35% of $300,000); provided, that if a Non-Employee Director is first appointed or elected on a date other than the date of an Annual Meeting, then such Non-Employee Director shall be granted automatically on such date of appointment or election a pro-rated Annual Award based on the number of days remaining in the period commencing on the date of the immediately preceding Annual Meeting and the estimated date of the Annual Meeting to be held immediately following the date of such appointment or election.

Each Annual Award will be automatically granted on the date of the applicable Annual Meeting (or date of appointment or election in the case of a Non-Employee Director who is appointed or elected on a date other than the date of an Annual Meeting), and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Except as otherwise determined by the Board, no portion of a Director Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual Awards as described above.

Election to Defer Issuance

General
The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares underlying RSUs granted under this Program, including Annual RSU Awards, that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method
Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. Deferral Elections must comply with the following timing requirements:

•Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s Annual RSU Award(s)s to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and such Initial Deferral Election shall become final and irrevocable as of such Initial Election Deadline.

•Annual Deferral Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the Annual RSU Award to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

No portion of a Director Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Change in Control

Upon a Corporate Transaction of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable effective as of immediately prior to the closing of such Change in Control, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Director Awards granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Director Awards hereby are subject in all respects to the terms of the Plan. The grant of Director Awards under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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